UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

April 28, 2006

(Date of earliest event reported)

April 28, 2006

St. Joseph Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-6581

35-1977746

(Commission File Number)

           (I.R.S. Employer Identification Number)

3820 Edison Lakes Parkway, Mishawaka, Indiana

46545

              (Address of principal executive offices)

(Zip Code)

(800) 890-2798

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On April 28, 2006, the Company issued a press release announcing its financial results for the three months ended March 31, 2006.  The press release is attached hereto as Exhibit 99.1.

Item 8.01.  Other Events

On April 28, 2006 the Company issued a press release announcing the declaration of a quarterly dividend, along with its financial results for the three months March 31, 2006.  The press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)

Exhibits

99.1 Press release dated April 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JOSEPH CAPITAL CORPORATION

Dated:  April 28, 2006

By:

/s/ Mark E. Secor

Mark E. Secor

Senior Vice President

and Chief Financial Officer

News Release

Contacts:

John Rosenthal: 574-273-9700

Mark Secor:  800-890-2798

Fax:  574-243-9670

E-mail: jrosenthal@sjcb.com

             msecor@sjcb.com

FOR RELEASE at 4:00 p.m. EDT

St. Joseph Capital Corporation Announces 2006 First Quarter Results and Declaration of Dividend

Mishawaka, Indiana – April 28, 2006 – St. Joseph Capital Corporation today announced first quarter earnings.  Summary results include:

•

First quarter net income fell 35.8% year-over-year from $796,000 to $511,000 due primarily to the previously announced fraud loss and a 6.8% reduction in net interest income.

•

Total assets increased $48.1 million or 11.6% from $412.7 million a year ago to $460.8 million this year.  Similarly, total earning assets increased $44.3 million or 11.6%.

•

Total loans grew $56.0 million or 19.3% from $290.0 million a year ago to $346.0 million this year.

•

Quarterly non-interest expenses were up 7.3% year-over-year, including the added costs of the new Elkhart Banking Center and the continued investments in personnel and other expenses, all of which support the company’s long-term growth strategy.

•

St. Joseph Capital Bank, the company’s principal subsidiary, is one of only 13 financial institutions nationwide with at least $100.0 million in loans to have nine consecutive years without a single loan loss.

•

The quarterly provision for possible loan losses remained at $0 reflecting the ongoing quality of the loan portfolio.

The company filed a press release on Form 8-K with the Securities and Exchange Commission on March 15, 2006 announcing a fraud loss.  The fraud perpetrated on the bank resulted from a series of unauthorized international wire transfers by a third party using a client’s account.  Commenting on this incident, chairman, president and chief executive officer John W. Rosenthal, Sr. said, “In today’s hi-tech world, this type of business risk is ever-present.  Our bank, like so many others, has good control procedures in place to prevent these occurrences.  Nonetheless, the bad guys are very sophisticated and can occasionally steal someone’s identity, which from time-to-time can result in a loss.  We have added even more controls to our existing procedures.  But, at the same time, we are trying hard to preserve our user-friendly, client service orientation, which has been and will continue to be, the bedrock upon which our business is supported.”

Because of this theft, the company charged $177,000 to its fraud loss expense this quarter.  However, the bank is insured against the occurrence of this type of illegal activity and has filed a claim with its insurance carrier.  If the company is successful in collecting its claim, it expects to recover the loss, net of the $50,000 deductible it has on its policy.

Another factor in the company’s quarterly performance was a reduction in Net Interest Income (NII).  There were several reasons why the company’s NII fell this quarter.  Given the nature of its target clients, i.e. the niches the bank serves (both depositors and borrowers), St. Joseph Capital Bank has been and remains “liability sensitive” from an overall asset/liability standpoint.  The Fed has consistently raised short-term rates over the past couple years.  At the same time, intermediate- and long-term rates have not increased nearly as much as short-term rates, which has produced a flat yield curve.  Therefore, the company’s borrowing costs from depositors and other funding sources have increased faster than their loan rates to borrowers.  This reduction in the spread between the bank’s loans and deposits have resulted in a lower net interest margin.

Commenting on the lower margin, Rosenthal stated, “All banks are experiencing this difficult rate environment.  While some banks have decreased their deposit gathering and lending activities in response to this rate environment, we are still actively seeking and winning new deposit relationships and continuing to make new loans.  In other words, we are still very much committed to our growth strategy and to serving our clients and their banking needs.  Our belief is that the yield curve will return to a more normal shape over time and that the spreads will once again generate higher margins.”

NII was also affected this quarter by a slightly slower average loan growth as compared to recent quarters.  During each of the four quarters of 2005, average loan volume grew by $14.8, $8.8, $24.0, and $14.1 million respectively.  This quarter, the increase in average loan volume of $7.1 million did not generate a large enough positive volume variance in NII to keep us even with previous quarters.  Alex P. Strati, Jr., executive vice president and chief commercial banking officer commented, “We are continuing to actively call on clients and prospects; focusing on the strong niches we have served since the formation of the bank.  Simply put, we are doing the things shareholders would expect us to do to increase the value of the company.”

Mark E. Secor, senior vice president and chief financial officer said, “We are confident that St. Joseph Capital Corporation’s future remains bright.  We continue to focus on earning asset growth even though we remain in an interest rate environment that has produced a sustained flat yield curve.  We expect that NII will increase when the yield curve returns to a positive upward slope and as we continue to generate positive volume variances by booking loans.”

Amy Kuhar Mauro, executive vice president and chief credit officer offered the following:  “Over the past five quarters the ratio of Allowance for Loan/Lease Loss (ALLL) to loans has steadily decreased because; 1) we have not taken any provision expense, which would build the ALLL account, and 2) the loan portfolio continues to increase.  In large measure the lack of provision expense in 2005 and the first quarter of 2006 is a result of our very strong loan portfolio and the lack of any loan losses since the inception of the bank.  While this reduction in the ALLL has been appropriate given our rigorous analysis, it is possible and even likely that some level of provision expense may be needed in the future.”

In addition to disclosing first quarter results, chairman Rosenthal announced that a quarterly dividend of $.06 per common share will be paid on June 15, 2006 to shareholders of record on June 1, 2006.

The company is planning for their Annual Shareholders’ meeting during which officers will expand on this information.  Interested parties are invited to attend the event at the DeBartolo Center for the Performing Arts on the campus of the University of Notre Dame on Thursday, May 25th at five o’clock in the afternoon.

Additional financial data is attached for further review.

St. Joseph Capital Corporation, a bank holding company, provides a broad array of banking services to businesses and individuals in the Michiana area. Its primary subsidiary, St. Joseph Capital Bank, headquartered in Mishawaka, Indiana, was founded on February 13, 1997. The Elkhart Banking Center opened its doors on April 15, 2005. Both full-service facilities employ numerous financial service delivery channels including a unique courier service and electronic banking accessed via their Website, www.sjcb.com. St. Joseph Capital Bank is a member of the Federal Deposit Insurance Corporation.

#####

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by St. Joseph Capital Corporation with the Securities and Exchange Commission. St. Joseph Capital Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

ST. JOSEPH CAPITAL CORPORATION

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

Three Months Ended

March 31, 2006

March 31, 2005

Interest income

Loans, including fees

$

5,346

$

3,893

Securities and other interest income

                  855

                  880

6,201

4,773

Interest expense

Deposits

2,947

1,676

Securities sold under agreements

  to repurchase and other borrowings

                  883

                  554

               3,830

               2,230

Net interest income

2,371

2,543

Provision for loan losses

                       -

                       -

Net interest income after provision for loan losses

2,371

2,543

Noninterest income

Gain on sales of securities available for sale, net

4

-

Other noninterest income

                  242

                  246

246

246

Noninterest expense

Employee compensation and benefits

1,256

1,116

Stock option expense

35

35

Occupancy and equipment expense

142

114

Fraud loss expense

177

-

Other expense

                  357

                  403

               1,967

               1,668

Income before income taxes

650

1,121

Income tax expense

                  139

                  325

Net income

$                511

$                796

Basic income per common share

$                 .29

$                 .46

Diluted income per common share

$                 .28

$                 .43

ST. JOSEPH CAPITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

March 31, 2006

March 31, 2005

ASSETS

Total cash and cash equivalents

$

16,964

$

16,158

Securities available for sale

80,396

91,474

Federal Home Loan Bank (FHLB) stock

3,152

3,119

Loans receivable

345,953

289,962

Less: Allowance for loan losses

               3,578

               3,578

       Loans receivable, net

342,375

286,384

Premises and equipment, net

3,230

3,025

Interest receivable and other assets

             14,663

             12,550

Total assets

$        460,780                            $       412,710

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities

Total deposits

$

330,081

$

325,866

Securities sold under agreements to repurchase

and other borrowings

26,802

8,157

FHLB advances

63,000

41,740

Subordinated debentures

8,000

8,000

Interest payable and other liabilities

               3,301

               2,429

Total liabilities

431,184

386,192

Total shareholders’ equity

             29,596

             26,518

Total liabilities and shareholders’ equity

$         460,780

$         412,710

ST. JOSEPH CAPITAL CORPORATION
Selected Quarterly Consolidated Financial Data (Unaudited)
(Dollars in thousands, except per share data)
	Three Months	Three Months	Three Months	Three Months	Three Months
	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005

EARNINGS
Net interest income	$ 2,371	$ 2,556	$ 2,583	$ 2,528	$ 2,542
Provision for loan loss	-	-	-	-	-
Noninterest income	246	229	232	249	246
Noninterest expense	1,967	1,672	1,744	1,763	1,667
Net income	511	806	803	815	796
Basic earnings per share	0.29	0.46	0.46	0.47	0.46
Diluted earnings per share	$ 0.28	$ 0.43	$ 0.43	$ 0.44	$ 0.43
Average shares outstanding	1,758,269	1,749,120	1,746,401	1,741,803	1,738,382
Average diluted shares outstanding	1,854,894	1,855,800	1,869,924	1,869,643	1,850,800

PERFORMANCE RATIOS
Return on average assets*	0.46%	0.71%	0.72%	0.77%	0.79%
Return on average common equity *	7.24%	11.49%	11.58%	12.00%	12.09%
Net interest margin (fully-tax equivalent)*	2.37%	2.53%	2.60%	2.69%	2.78%
Efficiency ratio	75.12%	60.04%	61.95%	63.49%	59.79%

CAPITAL
Average equity to average assets	6.3%	6.2%	6.2%	6.4%	6.5%
Tier 1 leverage capital ratio	8.6%	8.5%	8.4%	8.8%	8.5%
Tier 1 risk-based capital ratio	10.9%	10.7%	10.8%	10.9%	11.4%
Total risk-based capital ratio	11.9%	11.7%	11.8%	12.0%	12.6%
Book value per share	16.63	16.53	16.32	16.06	15.22

ASSET QUALITY
Net charge-offs	$ -	$ -	$ -	$ -	$ -
Net charge-offs to average loans *	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses	$ 3,578	$ 3,578	$ 3,578	$ 3,578	$ 3,578
Allowance for loan losses to total loans	1.03%	1.06%	1.08%	1.16%	1.23%
Nonperforming loans	$ -	$ -	$ -	$ -	$ -
Other real estate owned	$ -	$ -	$ -	$ -	$ -
Nonperforming loans to total loans	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming assets to total assets	0.00%	0.00%	0.00%	0.00%	0.00%

END OF PERIOD BALANCES
Total assets	$ 460,780	$ 481,128	$ 450,767	$ 446,842	$ 412,710
Total earning assets	431,952	425,934	415,748	409,301	382,790
Total loans	345,953	338,705	330,972	308,750	289,962
Total deposits	330,081	343,398	332,876	331,364	325,866
Stockholders' equity	29,596	28,941	28,537	28,018	26,494

AVERAGE BALANCES
Total assets	$ 451,645	$ 447,615	$ 440,751	$ 423,181	$ 409,517
Total earning assets	425,312	419,884	413,442	397,011	385,819
Total loans	338,723	331,579	317,514	293,490	284,685
Total deposits	343,345	346,684	337,573	326,163	325,893
Stockholders' equity	28,608	27,819	27,519	27,250	26,692

* annualized for quarterly data